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                        SECURTIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  -------------

                                   Form 8-K-A

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

            Date of Report: December 6, 2002, Amended March 19, 2003

                                 EPIXSTAR CORP.
                     (FORMERLY GLOBAL ASSET HOLDINGS, INC.)
               --------------------------------------------------
               (Exact name of Registrant as specified in charter)

Florida                      011-15499                 55-0722193
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(State or Other          (Commission File No.)     (IRS Employer
Jurisdiction of                                    Identification No.)
Incorporation)

              11900 Biscayne Blvd., Suite 262, Miami, Florida 33181
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                    (Address of principal executive officers)

                                  305-503-8600
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                                   (Telephone)


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Item 5.  Other Materially Important Events (Corrected and Amended)

         Based upon agreements in principle reached on November 20,2002 the Company entered into an agreement on December 6, 2002 relating to its note to Brookfield Investments Ltd.("Brookfield"). The note is in the amount of approximately $2,800,000 and due on demand. The Company obtained an agreement to defer demand for payment for over two years, and for Brookfield to subordinate its security interest in the Company's and its subsidiaries' accounts receivable to certain types of lenders. The Company agreed to issue 3,000,000 shares of the Company's restricted common stock and agreed to repay accrued interest by July 2003. In addition, the Company retained the right to prepay the loan without any penalty at any time. The stock was never issued pending negotiations that began in December 2002. After these negotiations, the parties determined to modify the agreement ab initio and issue warrants to Brookfield to purchase 4,000,000 shares of the Company's common stock at an exercise price of $.50 per share in lieu of issuing the 3,000,000 shares to Brookfield. The warrants are exercisable during the period from May 31, 2003 until May 31, 2006. The market price was forty ($.40) cents at the time of the agreement in principle in November 2002.

                                    SIGNATURE

         Pursuant to the requirements of the Signature and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   March 18, 2003

                                                  EPIXSTAR CORP.
                                         (Global Asset Holdings, Inc.)
                                                  (Registrant)

                                                \s\ Martin Miller
                                         ------------------------------
                                         Martin Miller, Chairman of the
                                         Board of Directors